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                                                                     EXHIBIT 5.1

                                           May 3, 2005


Omega Financial Corp.
366 Walker Drive
P.O. Box 619
State College, PA  16801-0619

Gentlemen:

     We have acted as counsel to Omega Financial Corp. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of up to an additional 1,000,000 shares of common stock, par value $5.00 per share ("Common Stock"), by the Company pursuant to the Company's Employee Stock Purchase Plan, as amended (the "ESPP") and up to an additional 50,000 shares of Common Stock by the Company pursuant to the Company's 2004 Stock Option Plan for Non-Employee Directors, as amended (the "2004 Plan", and collectively with the ESPP, the "Plans"). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

     Although as counsel to the Company we have advised the Company in connection with certain matters referred to us by it, our services are limited to specific matters so referred. Consequently, we do not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

     In rendering this opinion, we have examined only the following documents:
(i) the Company's Amended and Restated Articles of Incorporation, as amended and Amended and Restated Bylaws, as amended, (ii) resolutions adopted by the Board of Directors and the Company's shareholders related to the amendment of the Plans, (iii) the Registration Statement (including all exhibits thereto); (iv) the Plans; and (v) a certificate from an officer of the Company. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. We have not made any independent investigation in rendering this opinion other than the document examination described above.

     This opinion is limited to the laws of the Commonwealth of Pennsylvania. In rendering this opinion, we have assumed compliance with all laws (other than the laws of the Commonwealth of Pennsylvania), including all federal and state laws.

     Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that:

     The shares of Common Stock of the Company which are being offered by the Company pursuant to the Registration Statement and the Plans, when sold in the manner and for the consideration contemplated by the Registration Statement and the respective Plan, will be legally issued, fully paid and non-assessable.
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     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

     This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,


                                   /s/ Blank Rome LLP
                                   BLANK ROME LLP